Exhibit 10.2

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is being signed this 22nd day of March, 2021 with a Closing Date and Effective Date as defined in Section 1.8 of this Agreement, by and among PPK INIVESTMENT GROUP INC., an Oklahoma corporation (“PPK”), Ralph Clinton Pyatt, III; Ralph Clinton Pyatt Jr.: and Cheryl Pyatt (“SHAREHOLDERS”), as the shareholders of PPK, and MJ HARVEST, INC., a Nevada corporation (hereinafter referred to as “MJHI”), as follows:

Premises

A.                 PPK is a vertically integrated cannabis company with operations in the states of Oklahoma and South Dakota and near-term plans to expand into Missouri, Arizona and other states;

B.                  The SHAREHOLDERS are seeking additional funding and support for PPK’s immediate expansion into existing and additional markets and additional states;

C.                  MJHI is a public company seeking to acquire companies which operate in the cannabis market;

D.                 MJHI desires to acquire, and PPK and SHAREHOLDERS desire to sell, an interest in PPK upon the terms and conditions set forth herein;

E.                   PPK and/or SHAREHOLDERS, as further defined in this Agreement, are willing to accept a portion of the consideration for the sale in shares common stock of MJHI; and

F.                   Solely for administrative convenience, MJHI and PPK and SHAREHOLDERS desire to accomplish the sale of the shares of PPK to MJHI, for cash and stock in one agreement.

G.                  MJHI and PPK and SHAREHOLDERS all agree that no interest in PPK may be acquired by MJHI until such time as PPK’s cannabis license renewal application has been approved by the State of Oklahoma, and the proposed ownership by MJHI of PPK has been approved (if required under Oklahoma law) by the State of Oklahoma.

H.                  MJHI has loaned PPK $620,000 against a Convertible Note (the “Note”), which Note is incorporated herein by Reference.

Agreement

BASED, upon the foregoing premises, which are incorporated herein by this reference, and for and in consideration of the mutual promises and covenants hereinafter set forth, and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, it is agreed as follows:

ARTICLE I

PURCHASE AND SALE

1.1.	Purchase and Sale of Common Stock. MJHI agrees to purchase from PPK shares of PPK Common Stock, par value $0.01 (“PPK Stock”), equivalent to a 10% interest in PPK (10% of the issued and outstanding common stock of PPK as at the date of purchase/transfer), for a purchase price of one million dollars ($1,000,000) (the “Purchase Price”). A cap table for PPK reflecting ownership of PPK on the Closing Date is attached hereto as Exhibit A. This initial purchase places an aggregate value of $10,000,000 on PPK as of the Closing Date. The purchase price is payable as follows:

1.1.1.	Six hundred twenty thousand dollars ($620,000) by conversion of the Note on the the Closing Date.

1.1.2.	Three hundred eighty thousand dollars ($380,000) payable in the form of MJHI common stock at a price of $0.25 per share or 1,520,000 shares of MJHI common stock in the aggregate.

1.1.3.	Except as otherwise set forth herein, all of the Initial Shares shall be subject to the Lock-up/Leak-out Agreement according to the terms set out in Paragraph 1.5 of this Agreement.

1.2.	MJHI Option to Increase Ownership. At any time from the Closing Date through March 31, 2023, MJHI will have the option to increase its ownership of PPK, up to 100%, through purchase of additional PPK shares on the same terms as set forth in Paragraph 1.01, above. If PPK is not able to provide to MJHI by July 30, 2022, the audited financial statements that would be required for a filing with the United States Securities & Exchange Commission to reflect an increase in ownership of PPK to a percentage greater than 50%, the Option Period shall be extended to a date six months after the date such audited financial statements become available. SHAREHOLDERS acknowledge that:

1.2.1.	Until such time as PPK has obtained audited financial statements for at least a twelve-month period, MJHI will not increase its ownership above 49%. The ownership percentage may also be limited by applicable Oklahoma law respecting percentage of ownership by a foreign person or corporation for purposes of complying with Oklahoma cannabis licensing regulations. The parties agree to work together to ensure that MJHI’s objectives and investment plan do not interfere or create regulatory issues relating to the cannabis license.

1.2.2.	Acquisition of additional ownership of PPK may be done in a series of transactions over time. There is no date on which a specific additional purchase will occur, and it is up to the discretion of MJHI and PPK to determine additional purchase amounts and timing during the option period which expires on March 31, 2023, or such later date if extended as provided in Paragraph 1.2. Such additional amounts may be done through direct investment by MJHI into PPK, or through purchase of shares from SHAREHOLDERS, at the option of PPK and SHAREHODLERS.

1.2.3.	In the event that MJHI is not able to move forward with the purchase of a controlling interest in PPK by March 31, 2023, MJHI may elect, at MJHI’s sole discretion, to unwind the investment in PPK. The unwind agreement will be on terms negotiated at the time MJHI makes the election.

1.2.4.	The consideration for additional ownership of PPK will be paid 62% in cash, and 38% in MJHI common stock at a price of $0.25 per share, unless first agree to a different split between cash and MJHI common stock.

1.3.	Earn-out. SHAREHOLDERS will be entitled to earn-out compensation based upon the value of PPK on March 31, 2023. Value of PPK for this purpose will be three (3) times earnings before interest, taxes, depreciation and amortization (EBITDA) for the 12 months ended March 31, 2023. The value of PPK as calculated by this formula will result in a pro forma adjustment in the purchase price for aggregate the percentages of the Company acquired in Paragraphs 1.01 and 1.02 of this Agreement as of March 31, 2023, and additional cash and MJHI stock will be paid to PPK to bring the total consideration paid the value of the percentage interest in PPK actually acquired. For example, if the valuation of PPK calculated on March 31, 2023 is $15,000,000, and on that date, MJHI owned 51% of PPK, the total consideration due, including amounts previously paid at the original valuation, would be $7,650,000. The original valuation payments would have already totaled $5,100,000 so an additional earnout payment of $2,550,000 would be due. Any Earnout payment due will be paid 62% in cash and 38% in MJHI common stock where the MJHI common stock is priced at $0.25 per share. If the earnout valuation falls below $10,000,000 on the earnout valuation date, the interest of MJHI as a percentage of total ownership will be adjusted pro rata so that the percentage equals the aggregate consideration paid by MJHI divided by the recalculated value. If this recalculation would have the effect of increasing MJHI ownership to 100%, no further adjustment will be made and no claw back of consideration paid by MJHI will be due from PPK.

1.4.	Employment of Founders and key personnel. The Parties desire that Clinton Pyatt (“Founder”), Joe Witeck, Jeff Zella, Kim Pyatt and Dana Zella (the “Key Employees”) continue to manage and operate PPK in collaboration with MJHI after closing. The parties agree that PPK and the Founder and Key Employees will enter into three-year employment agreements with PPK in the form attached hereto as Exhibit B (the “Employment Agreements”). The employment agreements will include restrictive covenants setting forth Ralph Clinton Pyatt III’s agreements not to compete and not to solicit customers. In the event the employment agreements are not completed on the Closing Date, the parties agree to complete the employment agreements within 30 days of the Closing Date.

1.5.	Lock-up/Leak-out Agreement. All MJHI Stock issued to the SHAREHOLDERS pursuant to this Agreement will be restricted stock and subject to a lock-up/leak-out agreement in the form attached hereto as Exhibit B (the “Lock-up/Leak-out Agreement”). Specifically, the Lock-up/Leak-out Agreement includes the following terms:

1.5.1.	A total term of thirty-six (36) months;

1.5.2.	No sales within the first six (6) months;

1.5.3.	No more than 12% of the any Founder’s Initial Shares may be sold during the first twelve (12) months;

1.5.4.	After twelve (12) months, a maximum of 3.0% of the Founder’s Initial Shares may be sold each month;

1.5.5.	Each seller is limited to sell no more than 2,500 shares of MJHI Stock on any single trading day. In the event average daily volume of trading on the OTCQB Market (or another market is applicable) increases to more than 25,000 shares, this limitation will be increased to 10% of the average daily trading volume. Average daily trading volume for this purpose will be determined over the immediate preceding 15 trading days.

1.6.	Assignment of Intellectual Property. On or before Closing, the Founders will execute an exclusive assignment of the inventions as set forth in their Employment Agreements, the form of which is set forth in Exhibit B.

1.7.	MJHI’s Due Diligence. MJHI shall have until April 15, 2021, (such period being the "Due Diligence Period") to inspect the books and records of PPK, review economic data, inspect and analyze PPK’s intellectual property, and to otherwise conduct such due diligence review of PPK as MJHI deems appropriate. In the event that answers to questions regarding the due diligence information submitted by MJHI have not been provided within the Due Diligence Period, the Due Diligence Period will be extended to a date not later than seven days after such answers are provided.

In the event that MJHI fails to provide SHAREHOLDERS with written notification of PPK and/or SHAREHOLDERS’s acceptance of due diligence (the “Notice of Acceptance”) within the Due Diligence Period, including any extensions of the Due Diligence Period in accordance with this Paragraph 1.7, then this Agreement will terminate. If MJHI provides SHAREHOLDERS with the Notice of Acceptance within the Due Diligence Period, then the Parties will proceed to Closing as set forth below.

1.8.	Closing. The purchase and sale of the shares contemplated herein shall take place at a closing (the “Closing”), to be held on the Date the Note is converted (the “Closing Date”) and this Agreement will become effective, for purposes of transfer of a 10% interest in PPK to MJHI on that date. The Closing Date may be extended by mutual agreement of the parties, or in accordance with Paragraph 1.7, if applicable. Closing may be held remotely using communication methods acceptable to both parties. MJHI and PPK will have a reasonable time after closing to transmit the shares or book entry statements to reflect the issuance of the shares required by this Agreement.

1.9.	Closing Conditions. The following are the deliverables at Closing:

1.9.1.1.	The SHAREHOLDERS shall deliver to the MJHI a certificate or certificates (or notice of issuance of non-certificated shares) for one hundred (100) shares of PPK Stock (equivalent to a 10% interest in PPK);

1.9.1.2.	The MJHI shall deliver to SHAREHOLDERS payment by wire transfer or certified check in the amount of six hundred twenty thousand dollars ($620,000);

1.9.1.3.	The MJHI shall deliver to SHAREHOLDERS three hundred eighty thousand dollars ($380,000) through issuance of one or more stock certificates in book entry form aggregating one million five hundred twenty thousand (1,520,000) shares of MJHI common stock valued at $0.25 per share;

1.9.1.4.	Each seller shall have agreed with MJHI to the terms of the Lock-up/Leak-out Agreement contained in Paragraph 1.5 of this Agreement;

1.9.1.5.	MJHI and SHAREHOLDERS shall execute all other form exhibits to this Agreement.

1.10.	Closing Representations. All representations, covenants and warranties of the MJHI and SHAREHOLDERS contained in this Agreement shall be true and correct on and as of the Closing date with the same effect as though the same had been made on and as of such date.

1.11.	Post-Closing Obligations. At and at any time after the Closing, the parties shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and shall take such other action consistent with the terms of this Agreement to carry out the transactions contemplated by this Agreement.

1.12.	Right of First Refusal of PPK and/or SHAREHOLDERS. For a period of five (5) years, before MJHI may sell any shares of PPK to a third party (other than an affiliated company), MJHI shall first offer such shares to SHAREHOLDERS on the same terms and conditions as are offered by the third party. SHAREHOLDERS shall have 45 days during which to accept said offer. If SHAREHOLDERS do not accept said offer within said period, MJHI shall be free to accept the third-party offer. If MJHI does not enter into an agreement with the third party on said terms and conditions and close the transaction within 90 days, MJHI’s right to sell such shares to the third party shall expire and the procedure described in this Section shall again be applicable.

1.13.	Restrictions on Certain Sales by PPK and/or SHAREHOLDERS of MJHI Common Stock. During the Option Period, including any extension of the Option Period as provided in Paragraph 1.2, PPK and/or SHAREHOLDERS may not sell any shares of PPK to a third party without prior approval in writing of MJHI, which approval may not be unreasonably withheld. The intention of this paragraph is to protect MJHI’s ability to acquire up to 100% of PPK in accordance with the terms of this Agreement.

1.14.	Qualified Small Business Stock. MJHI will use its commercially reasonable efforts to comply with the reporting and record keeping requirements of Section 1202 of the Internal Revenue Code of 1986, as amended, any regulations promulgated thereunder and any similar state laws and regulations; provided, that "commercially reasonable efforts" as described in this Section 1.17 shall not be construed to require MJHI to operate its business in a manner that would adversely affect its business, limit its future prospects or alter the timing or resource allocation related to its planned operations or financing activities. MJHI will provide each PPK and/or SHAREHOLDERS with all information reasonably requested by such PPK and/or SHAREHOLDERS to determine that such PPK and/or SHAREHOLDERS's shares of Common Stock are "Qualified Small Business Stock."

1.15.	Preparation of Audited Statements. PPK shall engage an audit firm acceptable to MJHI (“Auditor”) as PPK’s independent registered public accounting firm, to (i) audit the financial statements of for the years ended December 31, 2020, and (ii) review the unaudited financial statements for the interim periods ending March 31, 2021, June 30, 2021, and September 30, 2021 (the foregoing financial statements are herein referred to as the “Audited Statements”). PPK shall use commercially reasonable best efforts to cause the Audited Statements to be completed within fifteen months from the Closing Date.

1.16.	Periodic Financial Statements and Audit Cooperation. In the event PPK becomes a consolidated subsidiary of MJHI, and for so long as PPK is consolidated with MJHI for financial statement purposes, to the extent necessary for the purpose of preparing financial statements or completing a financial statement audit, PPK and the Founders’ shall use their reasonable best efforts to provide to MJHI or to MJHI’s Auditor such information as is reasonably needed to complete the preparation of financial statements or the completion of an audit or review of MJHI’s annual and quarterly financial statements in a timely manner to enable MJHI to meet its timetable for the preparing, filing and public dissemination of MJHI’s financial statements. Until such time as PPK becomes a consolidated subsidiary of MJHI, PPK agrees to provide MJHI with unaudited, management prepared, monthly financial statements of PPK not later than the 25th day of the month following the month for which the statements apply.

1.17.	Annual Budget; Quarterly Review. For so long as MJHI holds a minority interest in PPK, PPK and the SHAREHOLDERS shall use their reasonable best efforts to provide to MJHI with a detailed annual business plan and budget. Within 15 days after the end of each calendar quarter, PPK and the SHAREHODERS shall use their reasonable best efforts to provide an updated 6-month budget for PPK.

ARTICLE II

PUT OPTION, ADDITIONAL FUNDING, AND CASH DISBURSEMENTS

2.
2.1.	Put Option. In order to protect PPK and/or SHAREHOLDERS against a drop in the price of MJHI common stock below the price set for this acquisition, MJHI grants PPK and/or SHAREHOLDERS the option to put the stock received in the acquisition back to MJHI at $0.25 per share in accordance with the following conditions.

2.1.1.	No shares may be put back to MJHI until such shares have been held for at least six months.

2.1.2.	The number of shares put to MJHI shall not exceed 5% of the total shares held by the seller executing the put option in any calendar quarter.

2.1.3.	Upon exercise of the put option, MJHI will pay the seller exercising the put option $0.25 per share in cash for the number of shares included in the put option, up to the maximum number of shares set out in Section 2.01(2), above.

2.1.4.	In the event MJHI is unable to pay the cash required by seller’s exercise of the put option, MJHI’s interest in PPK will be reduced by the number of shares for which the payment is not met and the shares will be retired. For example, PPK is receiving 1,520,000 shares of MJHI common stock as partial consideration for the initial acquisition of a 10% interest in PPK. The shares represent 38% of the purchase price or 3.8% of the total interest acquired. If the SHAREHOLDERS put 76,000 of these shares of MJHI common stock back to MJHI under this put option and MJHI is unable to pay $19,000 to the SHAREHOLDERS, the ownership interest of MJHI would be reduced by 76,000/1,520,000 times 3.8% or 0.19%.

2.1.5.	The shares that are put back to MJHI will be cancelled on the books of MJHI.

2.2.	Additional Funding. In the event the operating business of PPK requires additional funds to continue growth, and either MJHI or SHAREHOLDERS are willing to advance those funds to PPK, such advances will be on the terms negotiated at the time of the advances. The money that is being loaned to PPK will cause a Note to be signed by PPK for the amount being loaned. It is the intention of the parties that advances of this nature be funded pro rata between MJHI and SHAREHOLDERS based on their respective percentages of ownership of PPK at the time of the advances, but non-pro rata advances may be made at the discretion of the parties. Any such advances made by MJHI and/or SHAREHOLDERS will be repaid the party or parties that made the advances, before payment of dividends or other distributions of cash flow to MJHI or SHAREHOLDERS.

2.3.	Disbursements. So long as SHAREHOLDERS have a continuing direct ownership interest in PPK, MJHI, SHAREHOLDERS, and PPK agree that quarterly distributions of free cash flow will be made to MJHI and SHAREHOLDERS totaling 75% of such free cash flow. For this purpose, free cash flow will be considered to be EBITDA (determined in accordance with Generally Accepted Accounting Principles in effect at the time in the United States – USGAAP) reduced by payments of debt principal and by repayments of any advances made by MJHI and/or PPK and SHAREHOLDERS in accordance with Paragraph 2.02 of this Agreement. The parties may collectively agree to retain free cash flow in PPK for operating and growth capital. All disbursements pursuant to this Paragraph will be made pro rata based on the respective ownership percentage of PPK.

ARTICLE III

REPRESENTATIONS, COVENANTS, AND WARRANTIES

OF THE MJHI

As an inducement to, and to obtain the reliance of the SHAREHOLDERS in connection with the issuance of MJHI Stock, MJHI represents and warrants as follows:

3.
3.1.	Private Offering. The offer, offer for sale, and sale of the shares of MJHI Stock have not been and will not be registered with the SEC. The shares of MJHI Stock shall be offered for sale and sold pursuant to the exemptions from the registration requirements of Section 5 of the Securities Act, as amended, and as such, will be deemed “restricted securities” limiting the shares ability to be resold.

3.2.	Approval of Agreement. MJHI has full corporate power, authority, and legal right and has taken, or will take, all action required by law, its articles of incorporation, bylaws, and otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated including the issuance of the shares of the MJHI Stock. The board of directors of MJHI has authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby including the issuance of the MJHI Stock.

3.3.	Legal Right. The performance of this Agreement and the consummation of the transactions herein contemplated will not result in a material breach or violation of any of the terms and provisions of, or constitute a default under, any statute (except federal and state securities laws, compliance with which is elsewhere provided for in particular detail), indenture, mortgage or other agreement or instrument to which the MJHI is a party or by which it is bound by any order, rule or regulation directed to such party or its affiliates by any court or governmental agency or body having jurisdiction over them; and no other consent, approval, authorization or action is required for the consummation of the transactions herein contemplated other than such as have been obtained.

3.4.	Validly Issued. The MJHI Stock, when issued, will be duly authorized, validly issued, and non-assessable.

3.5.	Organization. The MJHI has been duly organized and is now, and always during the period of the offer and sale will be, a validly existing corporation under the laws of the state of Nevada lawfully qualified to conduct the business for which it was organized and which it proposes to conduct.

3.6.	Capitalization. The MJHI currently has an authorized capitalization of 100,000,000 shares of common stock, $0.0001 par value and 5,000,000 shares of preferred stock, par value $0.0001 per share. The MJHI currently has 22,415,076 shares of common stock issued and outstanding as of March 22, 2021. No shares of preferred stock are currently issued and outstanding. The Company has not designated the rights and preferences of any series of Preferred Stock.

3.7.	Title and Related Matters. Except as disclosed on Schedule 3.7, or as disclosed in the most recent balance sheet of the MJHI and the notes thereto, the MJHI has good and marketable title to all of its properties, inventory, interests in properties, and assets, which are reflected in the most recent balance sheet of the MJHI or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges, or encumbrances, except (i) statutory liens or claims not yet delinquent; and (ii) such imperfections of title and easements as do not, and will not, materially detract from, or interfere with, the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties.

3.8.	Litigation and Proceedings. Other than as disclosed to SHAREHOLDERS or as otherwise set forth in our public reports, there are no actions, suits, or proceedings pending, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. The MJHI does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

3.9.	Qualified Small Business Stock. As of the Closing, (i) the MJHI will be a domestic C Corporation, (ii) the MJHI will not have, during the one-year period preceding the Closing, made any purchases of its own stock except for purchases that are disregarded for such purposes under Treasury Regulation Section 1.1202-2, (iii) the MJHI's (and any predecessor's) aggregate gross assets, as defined by Section 1202(d)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), at no time between the date of incorporation of the MJHI and through the Closing have exceeded or will exceed $50,000,000, taking into account the assets of any corporations required to be aggregated with the MJHI in accordance with Section 1202(d)(3) of the Code, and (iv) the MJHI will be an eligible corporation, as defined by Section 1202(e)(4) of the Code). Notwithstanding the foregoing, in no event shall the MJHI be liable to any person for any damages arising from any subsequently proven or identified error in the MJHI's determination with respect to the applicability or interpretation of Code Section 1202. Furthermore, SHAREHOLDERS acknowledges that they have performed and are relying on their own due diligence regarding the forgoing, including MJHI’s status as eligible corporation, as defined by Section 1202(e)(4) of the Code.

ARTICLE IV

REPRESENTATIONS, COVENANTS, AND WARRANTIES

OF THE SHAREHOLDERS

As an inducement to, and to obtain the reliance of the MJHI in connection with its purchase of the shares of Presto Stock, SHAREHOLDERS represents and warrant as follows:

4.
4.1.	Private Offering. The offer, offer for sale, and sale of the shares of PPK Stock by the SHAREHOLDERS has not been and will not be registered with the SEC. The shares of PPK Stock shall be offered for sale and sold pursuant to the exemptions from the registration requirements of Section 5 of the Securities Act, as amended, and as such, will be deemed “restricted securities” limiting the ability to resell the shares.

4.2.	Approval of Agreement. SHAREHOLDERS, and if required, PPK, have full power, authority, and legal right and have taken, or will take, all action required by law, PPK’s articles of organization, articles of incorporation, operating agreement, bylaws, and otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated including the sale and transfer of the shares of the Presto Stock. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby, have been duly authorized by SHAREHOLDERS, and if required, by PPK.

4.3.	Legal Right. The performance of this Agreement and the consummation of the transactions herein contemplated will not result in a material breach or violation of any of the terms and provisions of, or constitute a default under, any statute (except federal and state securities laws, compliance with which is elsewhere provided for in particular detail), indenture, mortgage or other agreement or instrument to which PPK is a party or by which it is bound by any order, rule or regulation directed to such party or its affiliates by any court or governmental agency or body having jurisdiction over them; and no other consent, approval, authorization or action is required for the consummation of the transactions herein contemplated other than such as have been obtained.

4.4.	Organization. PPK has been duly organized and is now, and always during the period of the offer and sale will be, a validly existing corporation under the laws of the State of Oklahoma, lawfully qualified to conduct the business for which it was organized and which it proposes to conduct.

4.5.	Intellectual Property. The SHAREHOLDERS and/or PPK own, exclusively, all right, title and interest in and to the intellectual property and intangible assets of PPK (collectively, the “PPK Intellectual Property”), free and clear of encumbrances. To the best knowledge of SHAREHOLDERS, PPK is in full compliance with all legal requirements applicable to PPK Intellectual Property and PPK's ownership and use thereof. To the best knowledge of SHAREHOLDERS, PPK Intellectual Property, licensed or used by PPK or proposed to be used, and PPK's conduct of its business as currently and formerly conducted and proposed to be conducted have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any person. PPK has not received any communication, and no action has been instituted, settled or, to PPK's knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of PPK Intellectual Property are subject to any outstanding governmental order. The Intellectual Property owned by PPK is listed on Schedule 4.5.

4.6.	Operating Assets. PPK owns, all right, title and interest in and to the operating assets of PPK (collectively, the “PPK Operating Assets”), free and clear of encumbrances. I do have Notes into the company for what I have loaned to the company, tied to the property not the assets. To the best knowledge of SHAREHOLDERS, PPK is in full compliance with all legal requirements applicable to the PPK Operating Assets and PPK's ownership and use thereof. To the best knowledge of SHAREHOLDERS, the PPK Operating Assets are adequate for the conduct of PPK’s business as currently and formerly conducted and proposed to be conducted. The PPK Operating Assets owned by PPK are listed on Schedule 4.6.

4.7.	Disclosure Information. SHAREHOLDERS have received all the information SHAREHOLDERS considers necessary or appropriate for deciding whether or not to purchase the shares of MJHI Stock. SHAREHOLDERS further represent that they have had an opportunity to ask questions and receive answers from the MJHI regarding the terms and conditions of the offering of the shares of MJHI Stock. The foregoing, however, does not limit or modify the representations and warranties of the MJHI in Article III of this Agreement or the right of SHAREHOLDERS to rely thereon.

4.8.	Investment Experience. SHAREHOLDERS are investors in securities of companies in the development stage and acknowledge that they are able to fend for themselves, can bear the economic risk of their investment, and have such knowledge and experience in financial or business matters that they are capable of evaluating the merits and risks of the investment in the shares of MJHI Stock.

4.9.	Acknowledgment. SHAREHOLDERS acknowledge that an investment in the shares of MJHI Stock involves substantial risk.

4.10.	Knowledge of MJHI. SHAREHOLDERS are aware, through their own extensive due diligence of all material information respecting the past, present and proposed business operations of the MJHI, including, but not limited to, its technology, its management, its financial position, or otherwise; and that the purchase price being paid for the MJHI Stock bears no relationship to assets, book value or other established criteria of value. SHAREHOLDERS have conducted their own investigation of the risks and merits of an investment in the MJHI, and to the extent desired, including, but not limited to a review of the MJHI’s books and records, financial and SHAREHOLDERS have had the opportunity to discuss this documentation with the directors and executive officers of the MJHI; to ask questions of these directors and executive officers; and that to the extent requested, all such questions have been answered to its satisfaction.

4.11.	Informed Decision. The SHAREHOLDERS have had an opportunity to consult with their independent legal, tax and financial advisors, and together with such advisors, have evaluated the transactions contemplated in this Agreement and have independently determined to agree to the terms and conditions of this Agreement. No representation is being or has been made by the PPK, MJHI or either of their respective advisors to the SHAREHOLDERS regarding the tax, financial, legal or other effects on the SHAREHOLDERS of the transactions contemplated in this Agreement. The SHAREHOLDERS are familiar with and understand the business and financial condition, operations and prospects of the MJHI and SHAREHOLDERS and are sufficiently informed and sophisticated enough to make a decision regarding the transactions contemplated by this Agreement.

4.12.	Litigation and Proceedings. Other than as disclosed in writing to MJHI, PPK and any related entity have no actions, suits, or proceedings pending, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. The SHAREHOLDERS have no knowledge of any default on their part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

ARTICLE V

SPECIAL COVENANTS

5.
5.1.	Purchase and Sale of Stock. The MJHI and SHAREHOLDERS agree and understand that the consummation of this Agreement including the purchase, sale and exchange of the shares of PPK Stock and MJHI Stock as contemplated hereby, constitute the offer and sale of securities under the Securities Act and applicable state statutes. The MJHI and SHAREHOLDERS agree such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, among other items, on the circumstances under which such securities are acquired. In connection therewith, the parties represent and warrant that:

5.1.1.	neither the SEC nor the securities commission of any state or other federal agency has made any determination as to the merits of acquiring the shares of PPK Stock or MJHI Stock, and that this transaction involves certain risks.

5.1.2.	they have received and read the Agreement and understand the risks related to the consummation of the transactions herein contemplated.

5.1.3.	they have such knowledge and experience in business and financial matters that it is capable of evaluating each business.

5.1.4.	they have been provided with copies of all materials and information requested by them or their representatives, including any information requested to verify any information furnished (to the extent such information is available or can be obtained without unreasonable effort or expense), and the parties have been provided the opportunity for direct communication regarding the transactions contemplated hereby.

5.1.5.	all information which SHAREHOLDERS has provided to the MJHI or their representatives concerning their suitability and intent to hold shares in MJHI Stock following the transactions contemplated hereby is complete, accurate, and correct.

5.1.6.	the shares of MJHI Stock to be acquired by PPK and/or the SHAREHOLDERS under the terms of this Agreement will be acquired for the their own account, for investment, and not with the present intention of resale or distribution of all or any part of the securities. PPK and/or SHAREHOLDERS agree that they will refrain from transferring or otherwise disposing of any of the shares, or any interest therein, in such manner as to violate the Securities Act or any applicable state securities law regulating the disposition thereof.

5.1.7.	the shares of PPK Stock to be acquired by the MJHI under the terms of this Agreement will be acquired for the MJHI’s own account, for investment, and not with the present intention of resale or distribution of all or any part of the securities. MJHI agrees that it will refrain from transferring or otherwise disposing of any of the shares, or any interest therein, in such manner as to violate the Securities Act or any applicable state securities law regulating the disposition thereof.

5.1.8.	neither party has offered or sold any securities of the other party, or any interest in this Agreement and have no present intention of dividing the shares to be received or the rights under this Agreement with others or of reselling or otherwise disposing of any portion of such stock or rights, either currently or after the passage of a fixed or determinable period of time or on the occurrence or nonoccurrence of any predetermined event or circumstance.

5.1.9.	the shares of MJHI Stock and PPK Stock must be held and may not be sold, transferred, or otherwise disposed of for value unless they are subsequently registered under the Securities Act or an exemption from such registration is available. MJHI is not under any obligation to register the shares of MJHI Stock under the Securities Act, except as set forth in this Agreement. MJHI is not under any obligation to make rule 144 available, except as may be expressly agreed to by it in writing in this Agreement, and in the event rule 144 is not available, or some other disclosure exemption may be required before a seller can sell, transfer, or otherwise dispose of such shares of MJHI Stock without registration under the Securities Act. The registrar and transfer agent for MJHI and PPK and/or SHAREHOLDERS will maintain a stop transfer order against the registration or transfer of the shares of MJHI Stock and PPK Stock respectively, and the certificates representing the shares of such stock will bear a legend in substantially the following form so restricting the sale of such securities:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ARE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLYING WITH RULE 144 IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OR OTHER COMPLIANCE UNDER THE SECURITIES ACT.

5.1.10.	MJHI may refuse to register further transfers or resales of the shares of MJHI Stock in the absence of compliance with rule 144 unless a seller furnish the MJHI with a “no-action” or interpretive letter from the SEC or an opinion of counsel reasonably acceptable to MJHI stating that the transfer is proper. Further, unless such letter or opinion states that the shares of MJHI Stock are free of any restrictions under the Securities Act, the MJHI may refuse to transfer the securities to any transferee who does not furnish in writing to the MJHI the same representations and agree to the same conditions with respect to such shares of MJHI Stock as set forth herein. MJHI may also refuse to transfer the shares of MJHI Stock if any circumstances are present reasonably indicating that the transferee's representations are not accurate.

5.1.11.	In connection with the transaction contemplated by this Agreement, the MJHI and SHAREHOLDERS shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where MJHI reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

5.1.12.	In order to more fully document reliance on the exemptions as provided herein, the MJHI and SHAREHOLDERS shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as the MJHI or SHAREHOLDERS (or their respective counsel) may reasonably request in connection with reliance on exemptions from registration under such securities laws including but not limited to an investment letter.

5.1.13.	The MJHI and SHAREHOLDERS acknowledge that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

5.2.	Assignment of Inventions. Prior to Closing, Founders shall have assigned to PPK all inventions, trade secrets, and patents (including patentable technology) which relate to PPK’s current and planned business operations, including those technologies disclosed to MJHI in writing during its investigation of PPK.

5.3.	Maximum Outstanding Shares/No Convertible Securities. Prior to Closing, PPK will have no more than one thousand (1,000) shares of PPK Stock issued and outstanding. Immediately after Closing, there shall be no more than one thousand (1,000) shares of PPK Stock issued and outstanding. Furthermore, PPK warrants that PPK has not issued nor agreed to issue any securities which may convert to either PPK Stock, other than as contemplated by this Agreement. Furthermore, the SHAREHOLDERS and PPK agree that no additional shares PPK Stock shall be issued by PPK without MJHI approval during the first two years after Closing.

5.4.	Restrictive Covenant. The Parties understand and acknowledge that the Restrictive Covenants contained the employment agreements with key SHAREHOLDERS is consideration for, and a necessary condition of, this Agreement. The Parties further acknowledge that Restrictive Covenants are made by each SHAREHOLDER in their capacity as selling shareholders and not in their capacity as employees of PPK.

5.5.	Business Activities of PPK.

5.5.1.	From and after the date of this Agreement until the Closing date and except as set forth herein or as permitted or contemplated by this Agreement, SHAREHOLDERS warrant that PPK will:

5.5.1.1.	Carry on its business in substantially the same manner as it has heretofore;

5.5.1.2.	Maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

5.5.1.3.	Perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

5.5.1.4.	Use its best efforts to maintain and preserve it business organization intact, to retain its key employees, and to maintain its relationships with its material suppliers and customers;

5.5.1.5.	Except to the extent that noncompliance is not material or adverse to the respective party, duly and timely file for all taxable periods ending on or prior to the Closing date all federal, state, county, and local tax returns required to be filed by or on behalf of such entity or for which such entity may be held responsible and shall pay, or cause to pay, all taxes required to be shown as due and payable on such returns, as well as all installments of tax due and payable during the period commencing on the date of this Agreement and ending on the Closing date; and

5.5.1.6.	Fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

5.5.2.	From and after the date of this Agreement and except as provided herein until the Closing date, SHAREHOLDERS warrant that PPK will not:

5.5.2.1.	Make any change in its articles of incorporation or bylaws, other than expressly provided for herein;

5.5.2.2.	Enter into or amend any material contract, agreement, or other instrument, except in the ordinary course of business; and

5.5.2.3.	Enter into any agreement for the sale of PPK’s securities without the prior approval of the other party.

5.6.	Access to Books and Records of PPK. Until the Closing date, the SHAREHOLDERS will afford to MJHI and its authorized representatives full access to the properties, books, and records of PPK in order that MJHI may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of PPK and will furnish the MJHI with such additional financial and other information as requested on Schedule 5.6, as to the business and properties of PPK or as MJHI shall from time to time reasonably request.

5.7.	Access to Books and Records of MJHI. Until the Closing date, the MJHI will afford to SHAREHOLDERS and its authorized representatives full access to the properties, books, and records of the MJHI in order that SHAREHOLDERS may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of MJHI and will furnish the SHAREHOLDERS with such additional financial and other information as to the business and properties of the MJHI as SHAREHOLDERS shall from time to time reasonably request.

5.8.	No Representation Regarding Tax Treatment. No representation or warranty is being made by any party to any other regarding the treatment of this transaction for federal or state income taxation. Each party has relied exclusively on its own legal, accounting, and other tax adviser regarding the treatment of this transaction for federal and state income taxes and on no representation, warranty, or assurance from any other party or such other party's legal, accounting, or other adviser. Notwithstanding the provisions of this Section 5.08, the parties acknowledge the importance of Section 1.17 hereof concerning Qualified Small Business Stock and MJHI’s commitments under that Section.

5.9.	Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE VI

INDEMNIFICATION

6.
6.1.	Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the second anniversary of the Closing Date. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

6.2.	Indemnification By PPK. Subject to the other terms and conditions of this Article VI, PPK shall indemnify and defend MJHI against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, MJHI based upon, arising out of, with respect to or by reason of: any inaccuracy in or breach of any of the representations or warranties of PPK contained in this Agreement or in any certificate or instrument delivered by or on behalf of PPK pursuant to this Agreement; or any breach or non- fulfillment of any covenant, agreement or obligation to be performed by PPK pursuant to this Agreement.

ARTICLE VII

MISCELLANEOUS

7.
7.1.	Public Statements. Subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), the SHAREHOLDERS and MJHI shall consult with one another, and use reasonable best efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions and in making any filing with any federal or state governmental or regulatory agency or with any securities exchange with respect thereto.

7.2.	Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred

7.3.	Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.03):

If to PPK:

PPK INVESTMENT GROUP, INC.
1704 East Rock Island Ave.
Wilburton, OK 74578
e-mail: clinton@okcountrycannabis.com
Attn: Clinton Pyatt, CEO

If to MJHI:

MJ Harvest, Inc.

P.O. Box 30417

Spokane, WA 99223
e-mail: bradherr@mjharvestinc.com
Attn: Brad E. Herr, CFO

If to SHAREHOLDERS:

Clinton Pyatt
1704 East Rock Island Ave.

Wilburton, OK 74578

clintonpyatt3@gmail.com

7.4.	Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. All previous agreements between the parties, whether written or oral, have been merged into this Agreement. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

7.5.	Attorney's Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

7.6.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

7.7.	Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

7.8.	Binding Effect. This Agreement shall inure to the benefit of and be binding upon the MJHI and SHAREHOLDERS and their successors. Nothing expressed in this Agreement is intended to give any person other than the persons mentioned in the preceding sentence any legal or equitable right, remedy or claim under this Agreement.

7.9.	Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder hereof.

7.10.	Captions. The captions or headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provisions hereof.

7.11.	Applicable Law. The MJHI and SHAREHOLDERS hereby agree this Agreement shall be governed by and construed and enforced under and in accordance with the laws of the State of Nevada and all subject matter and in persona jurisdiction shall be the state courts of Nevada and as such the MJHI and SHAREHOLDERS irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Nevada and of the United States of America located in Nevada for any actions, suits or proceedings arising out of or relating to this Agreement and the MJHI and SHAREHOLDERS agree not to commence any action, suite or proceedings relating thereto except in such courts.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

MJHI: PPK:

MJ HARVEST, INC. PPK INVESTMENT GROUP, INC.

/s/ Patrick Bilton /s/ Ralph Clinton Pyatt III

Patrick Bilton, CEO Ralph Clinton Pyatt III, CEO

SHAREHOLDERS:

/s/ Ralph Clinton Pyatt III

Ralph Clinton Pyatt III, Individually

/s/ Ralph Clinton Pyatt Jr.

Ralph Clinton Pyatt Jr., Individually

/s/ Cheryl Pyatt

Cheryl Pyatt, Individually

SCHEDULE 3.7 – TITLE AND RELATD MATTERS. The real property title is held in Unicorn Operations. Clinton Pyatt holds liens on the property to be paid for his investment into the Company.

PPK has agreed that MJHI may acquire an interest in the building at some point in the future once MJHI has acquired a minimum of 25% ownership in PPK. The terms of the future acquisition will be based on the facility in Wilburton being valued at $500,000. Adjustments to this value will be made as necessary to reflect additional improvements between the Closing Date and the date MJHI proposes to acquire the interest in the building.

SCHEDULE 4.5 – LIST OF INTELLECTUAL PROPERTY.

A list of the IP, including domain names, patents, trade secrets, product formulations, and other intangible assets will be provided by PPK to MJHI during the due diligence period.

SCHEDULE 4.6 – LIST OF ASSETS.

A depreciation schedule or listing that ties to the balance sheet PP&E category will be provided by PPK to MJHI during the due diligence period. If there are assets critical to the operations of Country Cannabis that are owned by others, PPK will identify those assets, the relationships between the parties, and whether there are agreements in place to guarantee use, terms of use, cost for use, etc. This information will also be provided to MJHI during the due diligence period.

SCHEDULE 5.6 – BOOKS AND RECORDS

A copy of the financial statements of PPK will be provided during the due diligence period.

Exhibit A

PPK Shares are owned 25% by Clinton Pyatt (250 Shares) and 37.5% by Ralph Clinton Pyatt Jr. (375 Shares) and 37.5% by Cheryl Pyatt (375 Shares). Total shares issued and outstanding are 1,000, and par value per share is $0.01. Ralph Clinton Pyatt Jr. and Cheryl Pyatt are Ralph Clinton Pyatt III’s father and mother. The Company has 1,000 shares of $0.01 par value Common Stock authorized. The parties agree to adjust the number of authorized shares or reverse split the number of outstanding shares to ensure that there is adequate authorized shares available to issue to MJHI upon its investment if such investment is structured as a direct investment into PPK.

Exhibit B

The Employment Agreement with Ralph Clinton Pyatt III is attached as Exhibit B. This employment agreement will serve as the template for individual employment agreements with other key personnel subject to modification to reflect compensation and duties applicable to the covered employee.